From the desk of... Highwater Ethanol, LLC CEO Brian Kletscher Highwater Ethanol, LLC October 2025 Volume 2 | Issue 2 Ethanol In This Issue... 1-2 Brian Kletscher 3 Election of Governors 4 Luke Schneider 5 Plant Happenings 6 Dillon Imker & Derek Trapp 7 Tom Streifel Our spring started with great planting conditions; we experienced nice growing conditions throughout the summer. Crops in the area continue to mature, and the opportunity for a good harvest is near. We anticipate an above average corn harvest in our corn procurement area. After wrapping up a successful 2024 Fiscal Year, our first three quarters for fiscal year 2025 have been up and down, with margins improving in the third quarter. Current demand for renewable fuels remains strong and robust as we head into fall and winter. We are excited about the demand now and into the future. We expect that E15 will continue to increase demand in the United States, encouraged recently by action taken in California potentially increasing E15 usage. We encourage you to do your part by using a higher blend of ethanol! Sixteen years of operation have provided a different opportunity every year! Ethanol, dried distillers’ grain, modified distillers’ grain and corn oil demand remain strong. We filed our Form 10-Q for the third quarter on September 12, 2025. We reported net income of approximately $1,206,798 for the nine month period. The fourth quarter is off to a promising start. The board will discuss if there will be a distribution for the 2025 Fiscal Year in November/December timeframe. We will strive to return money to our investors while maintaining the facility that you can be extremely proud to be part of! We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the third quarter, we produced an average of approximately 3.07 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to several factors. We review enzymes, yeast, and production process items to ensure the best efficiencies, and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have improved with adjustments made in the process to boost our production to over 1.16 pounds per bushel ground. We added our fifth fermenter, which helped push our efficiencies to a higher level. This project came online in December 2024. We have added one new sieve bottle; this project is expected to help with our efficiencies and allow us to refine our product to the quality we desire in a better controlled environment. This project came online in August 2025. We are working to complete our EVAP Zero which we anticipate will allow more control of production and improve efficiency. Highwater Ethanol is monitoring the following technologies: Sustainable Aviation Fuel {SAF}, Renewable Diesel, Carbon Capture technologies, Solar electrical production, and others. Weighing each technology, improving efficiencies, and lowering our Carbon Index score in the future will be important for Highwater and the ethanol industry. Utilizing the corn that is produced by our area producers remains very important for the entire Ag industry. For the past nine months, we have been operating at an ethanol production level of approximately 69.7 million gallons per year which is near permitted rates and comparable to 2024. This was accomplished with your current facility with no additional capital expenses. However, we expect that the additional fermenter in 2024 may provide us with an opportunity to explore whether increasing our permitted gallons per year makes sense. Demand for ethanol keeps increasing domestically and export demand has remained stable to slightly improving. We believe that our 2025/2026 Fiscal Years will likely be very interesting for renewable ethanol and renewable biofuels, and we will work towards obtaining additional market share for our products. Highwater continues to review opportunities for diversifying our product lines. We market approximately 3.5% - 5.2% of our production as cellulosic ethanol. We received approval in March 2021 from the California Air Resources Board {CARB}. Highwater Ethanol is monitoring movement for ethanol in California, which recently approved the sale of E15, Canada and nationally. The approval of the One Big Beautiful Bill Act {OBBBA} may provide additional opportunities. We are working to better understand the impact of OBBBA, so that we can position Highwater to capture the best benefits of this bill. There are many opportunities to be reviewed and decisions made prior to the end of calendar year 2025. Highwater purchases corn from our area producers. The 2025 corn crop quality and bushels is anticipated to be good. Good quality corn certainly helps us maintain our efficiencies. Industry Information. E15 and Exports should remain apriority in 2026. Exports are needed to support a very efficient U.S ethanol industry. As production capacity is available in the U.S., we expect exports, and domestic use will be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China, and Japan, as well as continued interest from Vietnam, Philippines, India, and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol supports E10 blend, E15 blend for 2001 and newer vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol has worked with the Minnesota Biofuels Association for many years to promote ethanol use and move E15 forward in the State of Minnesota. Minnesota currently has over 500 E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) Remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long-term distributions when appropriate. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information, and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp, Co-Plant/Production Manager, Dillon Imker, Co-Plant/Production Manager, Tom Streifel, Risk/Commodity, Casey Klein, Maintenance Manager, Lisa Landkammer, EHS Manager and Mandy Bosacker, Lab Manager. We have positioned our team to be successful in the ethanol industry. Have a safe fall harvest!! We will take care of the present as we focus on the future!!! Brian Kletscher, CEO Highwater Ethanol, LLC 2

Election of Governors At the Company’s 2025 Annual Meeting, the terms of the Company’s Group III Governors concluded and the Company’s Members elected three incumbent Group III Governors, Ron Jorgenson, Russ Derickson and Mike Landuyt, to serve additional three-year terms. At the 2026 Annual Meeting, the Members of the Company will elect three Governors for the expiring terms of the Group I Governors. The Governors elected at the 2026 Annual Meeting will serve three-year terms, expiring at the Company’s 2029 Annual Meeting. The three Group I Governors are currently – David Eis, David Moldan and Gerald Forsythe. Nominations Nominees for elected Governors must be named by: a) the current Governors; b) a Nominating Committee established by the Governors; or c) through nomination by a Member entitled to vote in the election of Governors. The Company has established a Nominating Committee, which operates under a charter adopted by the Board of Governors in November 2009. Pursuant to the Nominating Committee’s charter, the Nominating Committee’s role is to recommend candidates for election to the Company’s Board of Governors. The Nominating Committee meets in December and/or January to identify and recommend candidates to the full Board of Governors at the January Board meeting. The charter sets forth the process for the Nominating Committee to use in recommending nominees. The Nominating Committee may solicit names of candidates for their consideration from Members. As mentioned above, Members may also nominate persons to be elected Governors of the Company by following the procedures explained in Section 5.3(b) of the Third Amended and Restated Operating Agreement. Section 5.3(b) requires that written notice of a Member’s intent to nominate an individual for governor must be given not less than 120 calendar days before the anniversary date of the release of the Company’s proxy materials to Members in connection with the previous year’s annual meeting. However, if the date of the current year’s meeting is changed by more than 30 days form the anniversary date of the previous year’s meeting, then the deadline is a reasonable time, as determined by the Board of Governors, before the Company releases its proxy materials for the annual meeting of the Company. Therefore, if the 2026 Annual Meeting is held on March 5, 2026, Governor nominations must be submitted by Members by September 29, 2025. Each notice submitted by a Member must include the following: 1) the name and address of record of the Member who intends to make the nomination; 2) a representation that the Member is a holder of record of Units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; 3) the name, age, business and residence addresses, and principal occupation or employment of each nominee; 4) a description of all arrangements or understandings between the Member and each nominee; 5) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and 6) the consent of each nominee to serve as a Governor of the Company if so elected. 3

We are just over a month away from our fiscal year end. Our 3rd Quarter, Form 10-Q, report was recently filed on September 12th. Our Net Income for the nine month period was approximately $1.2 million and our Net Income for the three month period was approximately $1.7 million. This is the second year in a row that we have seen a net loss through the 2nd Qtr of the fiscal year then see margins improve during the 3rd Qtr. Some of these improvements were due to seasonal trends which include better efficiencies and lower natural gas costs during the summer months. This summer we also saw corn cost decrease, which aided the improved crush margins. Our fall shutdown was completed in August which adds additional cost to our 4th Qtr. However, positive margins remain, so we anticipate finishing our fiscal year with another strong quarter. Our Sieve Bottle project was completed in August, and we anticipate completion of our Evap Zero project later this winter. We are also not too far away from seeing combines in the fields. Initial reports from farmers cutting silage are confirming what we assumed, a big corn crop in our local area. As always, I wish all farmers a safe harvest. Please find below the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further details regarding our financial performance can be found in our Form 10-Q filings that are available through our website Sincerely, Luke Schneider CFO The Financial Insights Luke Schneider 4

Highwater Ethanol Production will produce our 1 billionth gallon in December 2025 CEO Brian Kletscher participated in local parades this summer Red Rock Central Ag Students toured the Plant in May Additional Sieve Bottle Construction - Operational in August 2025 Sleepy Eye Crops Students toured the Plant in April Howard-Lake Waverly FFA Students toured the Plant in March 5

Co-Plant Managers Dillon Imker & Derek Trapp Fall is quickly approaching. The crops are changing, and the weather is cooling down. It has been a busy summer at Highwater Ethanol with many good things happening throughout the plant. We have installed multiple items in the last 9 months that have helped with overall operations at Highwater Ethanol. The 5th fermenter has been in operation for 9 months. As you may recall, the addition of our 5th ferm gave us the opportunity to increase ferm time from 56 hours to more than 70 hours. With this change we have been able to adjust our recipe looking at different yeasts to help further increase our yield. Since January 2025 we have averaged 3.08 gallons of Denatured ethanol per bushel of corn. This is an increase from December of 2024 where we closed out the month at 3.03 gallons of Denatured Ethanol per bushel of corn. The Fermenter isn’t the only reason we have been able to achieve this yield increase. It takes a good corn crop, steady operations and a great team to make the plant run well. Some other projects completed this summer included Beer Degas and the addition of a 4th sieve bottle. The Beer Degas tank removes the CO2 prior to the beer column. The Beer Columns purpose is to remove the ethanol from the solids contained in the feed. Removing the CO2 from the Beer Column reduces the load on the column, helping achieve better separation between ethanol and solids. The 4th sieve bottle was installed in early August and was put online on the week of August 18th. The addition of the 4th bottle gives Highwater Ethanol capacity to efficiently produce more gallons. Equally important, the 4th bottle gives us a smoother operation due to less pressure swings across the bottles. The last big project we have on our schedule is Evap 0. We will be installing Evap 0 In late October and plan to start it up mid-November. Evap 0 will give us more capacity to condense ethanol vapors. Our current condensing evaporator has ethanol on the shell side and thin stillage on the tube side. Over time the thin stillage bakes onto the tubes fouling out the evap. It needs to be taken offline for cleaning when this happens. Evap 0 is a zero fouling evap, it has ethanol on one side and steam condensate on the other side. Production efficiencies continue to be our focus. In February we started trialing yeast with the focus that more fermentation time gives us some better options going forward. After a few different trial runs and some extended trials, we have started using a different blend of fermentation yeast. Our new yeast has helped fermentation consume more sugars and decrease glycerol. In return we have seen increases in yield and decreases in BTU per gallon. Corn oil continues to do well. For 2025 we have averaged 1.075 pounds per bushel of corn. August 17th – 21st we had our plant outage. During this time, we had multiple contractors onsite totaling around 165 individuals. Between these 165 people and Highwaters team of 43 it made for a few busy days. During our plant outage we were able to inspect and repair many items across the plant. It was a safe and productive outage keeping everything on schedule for Thursday August 21st start up. As we continue to work through 2025, we look forward to the opportunities this year brings. Dillon Imker & Derek Trapp 6

# Commodity Manager

**Tom Streifel**



Recall a year ago when we stated the one sure thing about commodities is things change? That was the case this past year. A year ago we were looking at a 2.1 billion bushel carryout and ideas the corn market would be stagnant. Turns out the USDA forecast yield in their August report was the largest number we saw with subsequent reports taking the national yield down 4 BPA. Exports came in about 500 million bushels higher than originally thought. The combination of smaller production and increased demand cranked the carryout down to a rather small 1.305 BB. Usually this number is small enough to warrant better prices this past summer than what was realized. The reason for such a benign summer was this year's crop sailed through the growing season with virtually no issues.

The table below shows the USDA August crop report with the changes vs the July report noted in red. The record 188.8 yield was a mild surprise, however the additional 2.1 M acres was the real bearish surprise. I believe the 1.037 billion bushel change in supply one month to the next was the largest ever noted. Such a huge number should have taken corn down the daily limit. Ironic the market was down 13 cents the day of the crop report, but for the month of August, corn closed 7 cents higher. To counter the large production increase, the USDA raised their demand forecast by 545 MB. Plus, since the release of this report, the trade has been talking about diseases, tar spot, leaf rust etc. that is taking the edge off the crop; mostly in the east belt. The national yield is still up for debate, but the average trade guess suggests a yield in the 185-186 BPA area. I would think IF the crop comes in smaller, then the USDA will also revise their domestic feed number smaller as well. For Minnesota, the 2024 yield was 173 vs 193 is about trend. Current forecasts have the state at 203 BPA. This year planted area is 8.625 M acres vs year go was 8.20 M. Forecast production this year is approximately 320 million bushels higher than last year. This is equivalent to 720 unit trains more corn that needs to find a home at harvest time. This all boils down to a regional basis that should be 10-20 cents below a year ago, which will support our grind margins. Current margins are good, but that is seasonal for this time of year when many plants take down time for maintenance. Q1 margins usually struggle as that is the lowest quarter for gasoline demand. Overall, this past year is turning out to be OK and 2025-26 is setting up to be a repeat.

## August Corn S & D

| | | 2025-26 | | 2024-25 | 2023-24 | 22-23 |
|---|---|---|---|---|---|---|
| | | ----- | | ----- | ----- | ----- |
| Planted Acres | +2.1 | 97.3 | | 90.6 | 94.6 | 88.4 |
| Harvested | | 88.7 | | 82.9 | 86.5 | 79.2 |
| Yield | + 7.8 | 188.8 | | 179.3 | 177.3 | 173.4 |
| Production | + 1037 | 16742 | | 14867 | 15342 | 13650 |
| Total Supply | | 18073 | | 16655 | 16729 | 15066 |
| Exports | +200 | 2875 | + 70 | 2750 | 2292 | 1661 |
| Ethanol | +100 | 5600 | -30 | 5500 | 5478 | 5176 |
| Feed | +250 | 6100 | | 5675 | 5804 | 5486 |
| Other Indust | | 1380 | -5 | 1385 | 1390 | 1383 |
| Total Demand | + 545 | 15955 | | 15350 | 14966 | 13706 |
| End Stocks | + 457 | 2117 | -35 | 1305 | 1763 | 1360 |

7

Highwater Ethanol, LLC 24500 US Highway 14 Lamberton, Minnesota 56152 info@highwaterethanol.com www.highwaterethanol.com 507.752.6160 PRST STD U.S. POSTAGE PAID MN MAIL This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements